February 27, 1996


The Equitable Life Assurance
Society of the United States
787 Seventh Avenue
New York, New York 10019

Dear Sirs:

         This opinion is furnished in connection with the filing by The Equitable Life Assurance Society of the United States ("Equitable") of a Notice (the "Notice") pursuant to Rule 24f-2 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act") relating to the registration by Equitable's Separate Account No. 45 ("Separate Account No. 45") under the Securities Act of 1933 (the "1933 Act") of an indefinite number of units of interest (the "Units") under variable annuity contracts and certificates (the "Contracts"). These securities were registered by the filing under the 1933 Act of Pre-Effective Amendment No. 2 to Registration Statement No. 33-83750 (the "Registration Statement") which became effective on February 28, 1995. During the year ended December 31, 1995, in reliance upon the Rule, Units were issued in return for $31,961,452 of contributions received under the Contracts.

         The Contracts are designed to provide fixed and variable benefits under the plans and arrangements described in the Prospectus included in the Registration Statements, as amended (the "Prospectus").

         I have examined all such corporate records of Equitable and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

         1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

         2. Separate Account No. 45 was duly established and is maintained by Equitable pursuant to the laws of the State of New York, under which the income, gains and losses, whether or not realized, from assets allocated to Separate Account No. 45, are, in accordance with the Contracts, credited to or charged against such account, without regard to the other income, gains or losses of Equitable.


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The Equitable Life Assurance
  Society of the United States
February 27, 1996
Page 2



         3. The assets of Separate Account No. 45 are owned by Equitable; Equitable is not a trustee with respect thereto. The Contracts provide that the portion of the assets of Separate Account No. 45 equal to the reserves and other contract liabilities with respect to Separate Account No. 45 shall not be chargeable with liabilities arising out of any other business Equitable may conduct and that Equitable reserves the right to transfer assets of Separate Account No. 45 in excess of such reserves and contract liabilities to the general account of Equitable.

         4. The Contracts (including any Units duly credited thereunder) have been duly authorized, and each of the Contracts (including any such Units) constitutes a validly issued and binding obligation of Equitable in accordance with its terms. Purchasers of the Contracts described in the Prospectuses are subject only to the deductions, charges and fees set forth in such Prospectuses.

                                                  Very truly yours,


                                                  /s/ Jonathan Gaines
                                                  -------------------
                                                      Jonathan Gaines